UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2012

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 29, 2012, we entered into a Revenue Participation Agreement, or Agreement, with RPI Finance Trust, or RPI, an entity related to Royalty Pharma, under which RPI may acquire a revenue participation right, or Revenue Participation Right, for $25 million.

Under the Agreement, RPI will be obligated to purchase the Revenue Participation Right if, following the interim efficacy analysis of data from our current Phase 3 VALOR Trial, the independent data and safety monitoring board, or DSMB, recommends that we undertake a one-time 225 patient increase in sample size for the VALOR Trial, or terminate the VALOR Trial for efficacy, and we follow such recommendation.

If the DSMB recommends that we continue the VALOR Trial with the planned sample size of 450 patients, RPI will have the option to purchase the Revenue Participation Right following unblinding of the VALOR Trial. If, following the purchase of the Revenue Participation Right by RPI, we fail to make payments due RPI under the Agreement in a timely manner, RPI may require us to repurchase the Revenue Participation Right.

The applicable Revenue Participation Right payments are determined as follows: (a) if the DSMB recommends a stop for efficacy at the interim analysis, 3.6% of net sales; (b) if RPI exercises its option following continuation of the VALOR Trial as planned, 3.6% of net sales; or (c) if the DSMB recommends a one-time increase in enrollment of the VALOR Trial at the interim analysis, 6.75% of net sales. Revenue Participation Right payments will be made to RPI on a product-by-product and country-by-country basis world-wide through the later of: (i) the expiration of the last to expire of certain specifically identified patents, including any continuation, continuation-in-part, division, provisional or any substitute application or patent issuing therefrom or foreign counterpart thereof, that has the benefit of the same priority date as any specified patent, as well as any certificates, reissues, reexaminations, patent term extensions or adjustments (including any supplementary protection certificates) or other governmental actions which extend the expiration of any specified patent, (ii) 10 years from the date of first commercial sale of such product in such country; or (iii) the expiration of all applicable periods of data, market or other regulatory exclusivity in such country with respect to such product.

Also on March 29, 2012, in conjunction with the Agreement we issued two five-year warrants to RPI, or the Warrants, each to purchase 1,000,000 shares of our common stock, at exercise prices of $3.48 and $4.64 per share, respectively. RPI has the right to exercise the Warrants only if the DSMB recommends that we expand enrollment of the VALOR Trial, and we follow such recommendation. If the DSMB issues any other recommendation, the Warrants will terminate.

Under the Agreement, we also agreed to grant RPI a security interest in certain of our assets, including our intellectual property related to vosaroxin. The security interest will be granted at the time of purchase of the Revenue Participation Right, but the security interest may only be perfected following first product approval in any country or territory. The security interest will be released upon the satisfaction of certain conditions specified in the Agreement. In connection with the entry into the Agreement, we amended our Loan and Security Agreement with Oxford Finance LLC, Silicon Valley Bank and Horizon Technology Finance Corporation, or the Lenders, dated October 18, 2011, or the Loan Agreement, to permit the grant of the security interest to RPI. The amendment of the Loan Agreement also grants to the Lenders a security interest in the same assets in which RPI will be granted a security interest, which may also be perfected following first product approval in any country or territory, to secure our obligations under the Loan Agreement. The Lenders will retain a senior position to the RPI security interest for so long as any indebtedness under the Loan Agreement remains outstanding.

RPI may terminate the Agreement without purchasing the Revenue Participation Right if the interim analysis of the VALOR Trial is not completed by the end of 2012 or if the DSMB does not issue its recommendation by such date. In addition, the Agreement will terminate automatically if the DSMB recommends that we terminate the VALOR Trial for futility. If RPI purchases the Revenue Participation Right, the Agreement will automatically terminate after all payment obligations to RPI have been satisfied.

The foregoing description of the Agreement, the Warrants and the amendment of the Loan Agreement is not complete and is qualified in its entirety by reference to the full text of such agreements, copies of which will be filed with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the issuance of the Warrants is hereby incorporated by reference into this Item 3.02.

Neither we nor RPI engaged any investment advisors with respect to the issuance of the Warrants, and no finders’ fees were paid to any party in connection therewith. The issuance of the Warrants was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended, and was made without general solicitation or advertising. RPI represented that it is an accredited investor with access to information about us sufficient to evaluate the investment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated March 29, 2012, titled “Sunesis and Royalty Pharma Announce $25 Million Vosaroxin Royalty Agreement.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: April 2, 2012

	By:	/s/ Eric H. Bjerkholt
Eric H. Bjerkholt
Executive Vice President, Corporate Development and Finance, Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 29, 2012, titled “Sunesis and Royalty Pharma Announce $25 Million Vosaroxin Royalty Agreement.”